Exhibit 10.25

October 4, 2005

Kevin Yeaman

Dear Kevin,

It is my distinct pleasure to confirm to you our offer to join Dolby Laboratories, Inc. (“Dolby”) as Vice President, Chief Financial Officer, reporting to me. Your annualized starting base salary will be $335,000, payable bi-weekly (in accordance with our 9/80 work schedule). Your date of hire will be Monday, October 24, 2005.

150,000 nonstatutory options for you to purchase shares of Dolby’s common stock under the Dolby Laboratories, Inc. 2005 Stock Plan (the “Plan”) will be recommended to Dolby’s Board of Directors. Once approved, your options will have an exercise price equal to the fair market value of the common stock as of the close of the markets on the date of the award. Options may be awarded only by the Board and are subject to the standard terms and conditions of the Plan and the execution of the award agreement.

You are eligible to participate in the Dolby Annual Incentive Plan (“DAIP”) for the fiscal year that begins October 1, 2005. You are eligible to receive a total DAIP target award of fifty-five percent (55%) of your annual base salary. This total is comprised of a five percent (5%) discretionary profit sharing component target and a fifty percent (50%) performance reward component target. Further, seventy-five percent (75%) of the performance reward component is calculated based on company performance and twenty-five percent (25%) is tied to your individual performance. Subject to your continued employment with Dolby, your first incentive target payout (if any) of the profit sharing component would be in January 2007 for the fiscal year ended September 2006 prorated to your date of hire. Subject to your continued employment with Dolby, your first incentive target payout (if any) of the performance reward component would be in January 2007 for the fiscal year ended September 2006.

This offer also includes a sign-on bonus of $50,000, payable at the end of the first pay period in January, 2006. The sign-on bonus will be repayable to Dolby should you voluntarily terminate your employment within twelve months of your hire date. Please be advised that your sign-on bonus will be subject to federal and state taxation. For specific tax information, please refer to the IRS website or contact your tax advisor.

Performance and Development Evaluations are completed annually by December. You will first be eligible for a merit increase in January 2007 after your focal review.

As a full-time employee of Dolby, you will be eligible to participate in our comprehensive benefits package. As part of your benefits package, you will initially accrue Personal Time Off (PTO) at a rate of 4.62 hours per pay period (120 hours per year) beginning with your first full calendar month of employment. Additionally, you will receive 40 hours per year in a Reserve Illness Account (RIA) on January 1st (a pro-rated number of hours will be added for calendar 2005 upon hire) and another 120 hours per year in the Dolby Short-term Disability Plan. You will also be eligible for Dolby’s designated paid holidays.

You will be eligible to enroll in Dolby’s health plan(s) on the first day of the month on or following your date of hire. In addition to Dolby’s health plan(s) benefits, you will also be eligible to participate in our 401(k) Plan (the “Dolby Laboratories, Inc. Retirement Plan”) on the first day of the quarter on or following your date of hire. Enclosed with this letter is our general benefits information packet but more specific plan information will be reviewed with you during the orientation on your first day of employment.

The employment relationship between you and Dolby is one of employment “at-will” with either party having the right to terminate the relationship at any time, with or without cause. Our employment at-will relationship can only be modified by a written agreement signed by Dolby’s President.

By signing this offer of employment as set forth below you acknowledge that this offer of employment is conditioned upon four factors:

1.	That you execute a Proprietary Rights and Non-Disclosure Agreement upon acceptance of our offer of employment (please bring an executed copy of the enclosed Agreement with you on your first day of employment).

2.	That you produce documentation that verifies your eligibility to be legally employed in the United States. This documentation generally consists of any combination of documents listed on the enclosed Employment Eligibility Verification (I-9) Form. This documentation must be presented to us on your first working day.

3.	That a background check is completed to our satisfaction.

4.	Approval of the terms of this offer, including without limitation, your option grant and your appointment as Vice President, Chief Financial Officer, by our Board of Directors.

This offer of employment supersedes all prior offers, both verbal and written and is the complete understanding of our offer of employment to you. To acknowledge your acceptance, please sign below and fax no later than 5 p.m. (PST) on October 7, 2005 to Cynthia Rabun’s attention at 415.645.4175. In addition, please bring this original, signed letter to your first day’s orientation with the signed Proprietary Rights and Non-Disclosure Agreement and retain the other original for your records.

We feel that you can make a significant contribution to the growth and future of Dolby and we look forward to welcoming you to our team!

Sincerely,

/s/ N.W. Jasper, Jr.

N.W. Jasper, Jr.

President and Chief Executive Officer

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I have read, understand, and accept the offer of employment as stated above:

/s/ Kevin Yeaman	10/04/05
Kevin Yeaman	Date

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